(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Mutual Funds

We consent to the use of our report dated December 21, 2010, incorporated herein by reference, for ING Global Real Estate Fund, ING Global Bond Fund, ING Greater China Fund, ING Index Plus International Equity Fund, and ING Russia Fund, each a series of the ING Mutual Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

July 27, 2011